Exhibit 99.2

CANEX Metals Inc.

Suite 1620, 734 - 7th Avenue S.W., Calgary, Alberta, T2P 3P8

PH: 403.233.2636 fax: 403.266.2606

NEWS RELEASE: 26-7	February 12, 2026
	Trading Symbol:	TSX Venture-CANX

A COURT-APPOINTED ANNUAL GENERAL MEETING OF GOLD BASIN SHAREHOLDERS HAS BEEN CALLED FOR MARCH 16, 2026

GOLD BASIN IS RESTRAINED FROM TRANSACTING ANY BUSINESS WITHOUT PRIOR COURT APPROVAL

Calgary, Alberta - CANEX Metals Inc. (“CANEX” or the “Company”) (TSX.V:CANX) is pleased to announce that the Supreme Court of British Columbia (the “Court”) on February 11, 2026 ordered that an annual general meeting (the “Meeting) of the shareholders of Gold Basin Resources Corporation (“Gold Basin”) (TSX.V:GXX) be held on March 16, 2026, that CANEX can send notice and conduct the Meeting in the same manner as a general meeting called by the directors of Gold Basin, and that Gold Basin is restrained from transacting any business until the conclusion of the Meeting.

Highlights

•	An order from the Supreme Court of British Columbia has called an annual general meeting of the shareholders of Gold Basin on March 16, 2026

•	The same order allows CANEX to send notice of the Meeting and conduct the Meeting in the same manner as a general meeting called by the directors of Gold Basin, and Steve McKoen, K.C., is appointed independent chair for the Meeting

•	Until the conclusion of the Meeting, the court order restrains Gold Basin from transacting any business, other than that necessary to cooperate with CANEX in convening the Meeting, without prior approval from the Court.

•	On February 11, 2026, Gold Basin issued a news release announcing an annual general meeting of Gold Basin shareholders for May 12, 2026, and encouraging interested third parties to submit formal proposals for the current board’s consideration. Gold Basin’s proposed meeting date has been pre-empted by the court ordered Meeting, and Gold Basin’s invitation to third parties to make proposals to the current board is in direct breach of a restraining order issued by the Court on February 2, 2026

Order From the Supreme Court of British Columbia

On February 11, 2026, an order (the “Order”) was issued by the Court calling an annual general meeting of Gold Basin shareholders to be held on March 16, 2026, and providing that CANEX may send notice of the Meeting and conduct the Meeting in the same manner as a general meeting called by the directors of Gold Basin. Steven McKoen, K.C. has been appointed independent chair of the Meeting.

The Order also requires Gold Basin to take all steps necessary to correct Gold Basin’s central securities register, including any shareholder list kept by Gold Basin and all transfers and shares tendered in connection with the acquisition of common shares of Gold Basin in an all-share transaction by way of a take-over bid initiated by CANEX under National Instrument 62-104 Take-Over Bids and Issuer Bids (the “CANEX Bid”).

In addition, Gold Basin has been restrained until the conclusion of the Meeting, from transacting any business, or causing its subsidiaries to transact any business, other than that necessary to cooperate with CANEX in convening the Meeting, without prior approval from the Court. Without limiting the generality of the foregoing, the Order specifically restrains Gold Basin from:

(a)	selling, transferring, disposing of, leasing or encumbering any property of Gold Basin or its subsidiaries;

(b)	issuing any securities of Gold Basin or its subsidiaries;

(c)	borrowing or lending money or amending the terms of any outstanding debt or liability;

(d)	assuming or becoming subject to any liability or guarantee;

(e)	any movement, transfer or expenditure of money out of any bank account of Gold Basin or its subsidiaries, other than that necessary to convene the Meeting; or

(f)	any action or inaction which would allow a third party to enforce any security, lien or encumbrance over any property.

Despite Gold Basin seeking an adjournment of CANEX’s petition for the Order, all issues before the Court were concluded in favor of CANEX.

Only hours before the hearing of the petition on February 11, 2026, Gold Basin issued a news release announcing an annual general meeting of Gold Basin shareholders for May 12, 2026, and encouraging interested third parties to submit formal proposals for consideration by Gold Basin’s board. Gold Basin’s proposed meeting date was a transparent delaying tactic by a board with no shareholder mandate – that hadn’t called an annual meeting in over 20 months in breach of its statutory obligations – to continue to entrench itself at the expense of shareholders’ right to elect a board on a timely basis.

In giving reasons for his decision, Justice Walker of the Supreme Court of British Columbia expressly noted that he was greatly troubled by the actions of Gold Basin’s current board, and that its solicitation of proposals in its February 11 press release, on its face, breached the terms of an earlier restraining order of the Court pronounced on February 2, 2026.

CANEX has put the board of Gold Basin on notice that it reserves the right to seek contempt orders against them personally in relation to their February 11, 2026 press release and any further actions of Gold Basin that breach the restrictions set out in yesterday’s Order.

The current Gold Basin board lost the support of the majority of its shareholders in the successful CANEX Bid. It is disappointing that a failed and rejected board would continue to put shareholders’ investment at risk by violating a court order in an effort to sell the assets of Gold Basin out from under their own shareholders.

Advisors

CANEX has retained Borden Ladner Gervais LLP as its legal advisor and Laurel Hill Advisory Group as its information agent.

About CANEX Metals

CANEX Metals (TSX.V:CANX) is a Canadian junior exploration company focused on advancing its 100% owned Gold Range Project in Northern Arizona. With several near surface bulk tonnage gold discoveries made to date across a 4 km gold mineralized trend, the Gold Range Project is a compelling early-stage opportunity for investors. CANEX is also advancing the Louise Copper-Gold Porphyry Project in British Columbia. Louise contains a large historic copper-gold resource that has seen very little deep or lateral exploration, offering investors copper and gold discovery potential. CANEX is led by an experienced management team which has made three notable porphyry and bulk tonnage discoveries in North America and is sponsored by Altius Minerals (TSX: ALS), a large shareholder of the Company.

Dr. Shane Ebert P.Geo., is the Qualified Person for CANEX and has verified the data disclosed in this news release against historical and current data sources and has approved the technical disclosure contained in this news release.

“Shane Ebert”

Shane Ebert, President/Director

For Further Information Contact:

Shane Ebert at 1.250.964.2699 or

Jean Pierre Jutras at 1.403.233.2636

Web: http://www.canexmetals.ca

Neither the TSX Venture Exchange nor its regulation services provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

U.S. Notice

The Offer is being made for the securities of a foreign company. The Offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the Offer materials, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the Offer, such as in open market or privately negotiated purchases, in accordance with applicable law. Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Offer or passed upon the adequacy or accuracy of the Offer materials. Any representation to the contrary is a criminal offense.

Forward-Looking Statements

Except for the historical and present factual information contained herein, the matters set forth in this news release, including words such as “potential”, “intend”, “risks”, “opportunities” and similar expressions, are forward-looking information that represents management of CANEX Metals Inc.’s internal projections, expectations or beliefs concerning, among other things: results of the Meeting; whether the current board of Gold Basin will comply with the Order; whether Gold Basin will regain regulatory compliance; and future operating results and various components thereof or the economic performance of CANEX. The projections, estimates and beliefs contained in such forward-looking statements necessarily involve known and unknown risks and uncertainties, which may cause CANEX’s actual performance and financial results in future periods to differ materially from any projections of future performance or results expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things those risks described in CANEX’s filings with the Canadian securities authorities. Accordingly, holders of CANEX Shares and potential investors are cautioned that events or circumstances could cause results to differ materially from those predicted. CANEX disclaims any responsibility to update these forward-looking statements.